Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-252844) and Forms S-8 (File Nos. 333-259218; 333-23760; 333-230212, 333-210653 and 333-189439) of OptimizeRx Corporation and Subsidiaries (the “Company”) of our reports dated February 28, 2022, except as to the restatement of the effectiveness of internal control over financial reporting for the material weakness related to the Company’s inability to obtain evidence about the effectiveness of controls at third-party service organizations, which is as of March 10, 2023, with respect to the consolidated financial statements of OptimizeRx Corporation and Subsidiaries as of and for the years ended December 31, 2021 and 2020, and the effectiveness of internal control over financial reporting of OptimizeRx Corporation and Subsidiaries as of December 31, 2021, which reports appear in this annual report on Form 10-K/A of the Company.

Our report dated February 28, 2022, except as to the restatement of the effectiveness of internal control over financial reporting for the material weakness related to the Company’s inability to obtain evidence about the effectiveness of controls over financial reporting at third-party service organizations, which is as of March 10, 2023, on the effectiveness of internal control over financial reporting as of December 31, 2021, expresses our opinion that the Company did not maintain effective internal controls over financial reporting.

/s/ UHY LLP

Sterling Heights, Michigan

March 10, 2023